UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 27, 2009 (July 22, 2009)

QNECTIVE, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-50494	57-1094726
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

Thurgauerstrasse 54, CH-8050, Zurich, Switzerland
(Address of principal executive offices)

Registrant’s telephone number, including area code +41-44-307-5020

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On July 22, 2009, Qporter, Inc. (“Qporter”), a wholly-owned subsidiary of Qnective, Inc. (the “Company”), entered into Amendment No. 2 to Cancellation Agreement (the “Amendment”) with ZMG — Zurich Management Group, a Swiss Company (“ZMG”). The Amendment further amends that certain Agreement, dated March 30, 2009, by and between Qporter and ZMG, as amended on March 31, 2009, which Agreement, in turn terminated the Consulting Agreement, dated as of December 20, 2007, as amended on June 20, 2008, by and between Qporter and ZMG.

Pursuant to the foregoing arrangements, the Company had granted ZMG options (the “Options”) to purchase three hundred fifty thousand (350,000) shares of the Company’s common stock, par value $.001 per share (“Common Stock”).  Pursuant to the Amendment, the Company and ZMG have agreed to exchange the Options for three hundred thousand (350,000) shares of Common Stock (the “Shares”).  The Shares were issued pursuant to the Company’s Amended and Restated Equity Incentive Plan. The Board of Directors of the Company valued the Shares granted to ZMG at a price of $.14 per Share or $49,000 in the aggregate.  The Shares were issued in a private transaction pursuant to Regulation S promulgated under the Securities Act of 1933, as amended (“Regulation S”).  The Company did not engage in a distribution of the Shares in the United States.  ZMG represented that it is not a U.S. person (as defined in Regulation S) and that it did not acquire the Shares for the account or benefit of a U.S. person.

The foregoing description of the Amendment is qualified in its entirety by reference to the provisions of the Amendment attached to this report as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1 Amendment No. 2 to Cancellation Agreement between Qporter, Inc and ZMG — Zurich Management Group, dated as of July 22, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 27, 2009	QNECTIVE, INC.

	By:	/s/ Oswald Ortiz
Oswald Ortiz
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	Amendment No. 2 to Cancellation Agreement between Qporter, Inc and ZMG — Zurich Management Group.